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                                                                   Exhibits 21.1

Subsidiaries of the registrant

Bank subsidiaries

1. Heritage Bank of Commerce -- San Jose, California
2. Heritage Bank East Bay -- Fremont, California
3. Heritage Bank South Valley -- Morgan Hill, California
4. Bank of Los Altos -- Los Altos, California

Non-bank subsidiaries

1. Heritage Commerce Corp. Capital Trust I
2. Heritage Commerce Corp. Statutory Trust I